EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							24-011

Date: July 24, 2024	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2024 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $32.3 million, or $0.21 per diluted share, for the second quarter 2024 compared to a net loss of $26.3 million, or $(0.17) per diluted share, for the first quarter 2024 and net income of $7.1 million, or $0.05 per diluted share, for the second quarter 2023.  Net loss in the first quarter 2024 included a pre-tax loss of approximately $20.9 million, or $(0.14) per diluted share, related to the retirement of our Convertible Senior Notes due 2026.  Helix reported adjusted EBITDA1 of $96.9 million for the second quarter 2024 compared to $47.0 million for the first quarter 2024 and $71.3 million for the second quarter 2023.

For the six months ended June 30, 2024, Helix reported net income of $6.0 million, or $0.04 per diluted share, compared to net income of $1.9 million, or $0.01 per diluted share, for the six months ended June 30, 2023.  Adjusted EBITDA for the six months ended June 30, 2024, was $143.9 million compared to $106.4 million for the six months ended June 30, 2023.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2024	6/30/2023	3/31/2024	6/30/2024	6/30/2023
Revenues	$364,797	$308,817	$296,211	$661,008	$558,901
Gross Profit	$75,486	$55,349	$19,554	$95,040	$70,533
	21%	18%	7%	14%	13%
Net Income (Loss)	$32,289	$7,100	$(26,287)	$6,002	$1,935
Basic and Diluted Earnings (Loss) Per Share	$0.21	$0.05	$(0.17)	$0.04	$0.01
Adjusted EBITDA[1]	$96,895	$71,292	$46,990	$143,885	$106,386
Cash and Cash Equivalents	$275,066	$182,651	$323,849	$275,066	$182,651
Net Debt[1]	$43,563	$78,317	$(5,685)	$43,563	$78,317
Cash Flows from Operating Activities	$(12,164)	$31,501	$64,484	$52,320	$26,109
Free Cash Flow[1]	$(16,153)	$30,246	$61,242	$45,089	$18,554

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We generated strong second quarter 2024 performance, which benefitted from the seasonal pick-up in activity in the North Sea and the Gulf of Mexico shelf and reflected improvements in all segments.  Our Robotics segment outperformed during the second quarter, delivering strong results with trenching and renewables operations in the North Sea and Asia Pacific.  Our Shallow Water Abandonment segment results continue to reflect the near-term softening in that market.  The settlement of the Alliance earn-out obligation this quarter and the recent retirement of our 2026 convertible notes enable us to present financial results and cash flows that more clearly capture our performance.  We look forward to further expected improvements in 2025 as we continue to focus on the execution of our Energy Transition strategy in this market.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2024	6/30/2023	3/31/2024	6/30/2024	6/30/2023
Revenues:
Well Intervention	$224,679	$154,221	$216,459	$441,138	$296,659
Robotics	81,249	70,050	50,309	131,558	119,272
Shallow Water Abandonment	50,841	76,306	26,853	77,694	125,687
Production Facilities	25,400	23,128	24,152	49,552	44,033
Intercompany Eliminations	(17,372)	(14,888)	(21,562)	(38,934)	(26,750)
Total	$364,797	$308,817	$296,211	$661,008	$558,901

Income (Loss) from Operations:
Well Intervention	$29,299	$3,380	$18,679	$47,978	$(4,763)
Robotics	28,400	17,467	5,450	33,850	22,561
Shallow Water Abandonment	(281)	19,762	(12,428)	(12,709)	26,584
Production Facilities	9,097	7,774	(1,543)	7,554	12,931
Change in Fair Value of Contingent Consideration	—	(10,828)	—	—	(14,820)
Corporate / Other / Eliminations	(13,322)	(17,350)	(11,434)	(24,756)	(30,591)
Total	$53,193	$20,205	$(1,276)	$51,917	$11,902

Segment Results

Well Intervention

Well Intervention revenues increased $8.2 million, or 4%, during the second quarter 2024 compared to the prior quarter primarily due to higher utilization and rates in the North Sea on the Well Enhancer and higher rates in the Gulf of Mexico, offset in part by lower utilization in the Gulf of Mexico and lower revenues on the Q7000 and Seawell.  Utilization on the Well Enhancer increased following its scheduled regulatory dry dock during the previous quarter, and both vessels in the Gulf of Mexico generated higher day rates compared to the previous quarter.  These improvements were offset in part by lower utilization in the Gulf of Mexico as both vessels had short gaps between jobs during the second quarter and higher aggregate transit days on the Q7000 and the Seawell during which periods revenues were not recognized.  Overall Well Intervention vessel utilization was 94% during the second quarter 2024 compared to 90% during the prior quarter.  Well Intervention operating income increased $10.6 million during the second quarter 2024 compared to the prior quarter primarily due to higher revenue and lower overall project costs during the second quarter.

Well Intervention revenues increased $70.5 million, or 46%, during the second quarter 2024 compared to the second quarter 2023.  The increase was primarily due to higher utilization and rates in the Gulf of Mexico, higher rates on the Seawell and higher revenues on the Q7000 during the second quarter 2024.  The Gulf of Mexico had higher vessel utilization during the second quarter 2024 as the Q4000 spent most of the second quarter 2023 performing its regulatory dry dock.  Revenues on the Seawell were higher year over year as it was contracted in the western Mediterranean at higher rates through most of the second quarter 2024, and the Q7000 benefitted from a full quarter of utilization during the second quarter 2024 whereas the vessel recognized revenues over only approximately 27 days during the second quarter 2023 following its paid transit and mobilization to New Zealand, a period during which revenues were deferred and not recognized.  Overall Well Intervention vessel utilization increased to 94% during the second quarter 2024 compared to 84% during the second quarter 2023.  Well Intervention operating income increased $25.9 million during the second quarter 2024 compared to the second quarter 2023 primarily due to higher revenues during the second quarter 2024.

Robotics

Robotics revenues increased $30.9 million, or 61%, during the second quarter 2024 compared to the prior quarter.  The increase in revenues was due to seasonally higher vessel, trenching and ROV activities compared to the prior quarter.  Chartered vessel activity increased to 528 days utilization, or 97%, during the second quarter 2024 compared to 333 days utilization, or 74%, during the prior quarter.  Chartered vessel days during the first quarter 2024 also included approximately 64 days of standby utilization at reduced rates.  ROV and trencher utilization increased to 76% during the second quarter 2024 compared to 58% during the prior quarter, and integrated vessel trenching days increased to 232 days during the second quarter 2024 compared to 85 days during the prior quarter.  Robotics operating income increased $23.0 million during the second quarter 2024 compared to the prior quarter primarily due to higher revenues.

Robotics revenues increased $11.2 million, or 16%, during the second quarter 2024 compared to the second quarter 2023 primarily due to higher chartered vessel days and trenching and ROV activities during the current year.  Chartered vessel activity increased to 528 days, or 97%, during the second quarter 2024 compared to 435 days and 96%, during the second quarter 2023.  ROV and trencher utilization increased to 76% during the second quarter 2024 compared to 58% during the second quarter 2023.  The second quarter 2024 included 232 days of integrated vessel trenching compared to 194 days during the second quarter 2023.  Robotics operating income increased $10.9 million during the second quarter 2024 compared to the second quarter 2023 primarily due to higher revenues and higher profit margins during the second quarter 2024.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $24.0 million, or 89%, during the second quarter 2024 compared to the previous quarter.  The increase in revenues reflected the seasonally higher activity levels on the Gulf of Mexico shelf.  Overall vessel utilization increased to 58% during the second quarter 2024 compared to 41% during the prior quarter.  Plug and Abandonment and Coiled Tubing systems achieved 632 days utilization, or 27%, during the second quarter 2024 compared to 626 days utilization, or 26%, during the prior quarter.  The Epic Hedron heavy lift barge had 46% utilization during the second quarter 2024 compared to being idle during the prior quarter.  Shallow Water Abandonment generated an operating loss of $0.3 million during the second quarter 2024, an improvement of $12.1 million compared to the prior quarter primarily due to higher revenues during the second quarter 2024.

Shallow Water Abandonment revenues decreased $25.5 million, or 33%, during the second quarter 2024 compared to the second quarter 2023.  The decrease in revenues was due to lower activity levels and an overall softer Gulf of Mexico shelf market in 2024 resulting in lower vessel and system utilization during the second quarter 2024 compared to the second quarter 2023.  Overall vessel utilization was 58% during the second quarter 2024 compared to 78% during the second quarter 2023.  Plug and Abandonment and Coiled Tubing systems achieved 632 days utilization, or 27% on 26 systems, during the second quarter 2024 compared to 1,554 days utilization, or 81% on 21 systems, during the second quarter 2023.  The Epic Hedron heavy lift barge had 46% utilization during the second quarter 2024 undergoing an approximate three-week regulatory certification period compared to having 79% utilization during the second quarter 2023.  Shallow Water Abandonment operating income decreased $20.0 million during the second quarter 2024 compared to the second quarter 2023 primarily due to lower revenues during the second quarter 2024.

Production Facilities

Production Facilities revenues increased $1.2 million, or 5%, during the second quarter 2024 compared to the prior quarter primarily due to higher oil and gas production and prices.  Production Facilities generated operating income of $9.1 million during the second quarter 2024 compared to losses of $1.5 million during the prior quarter primarily due to workover costs on the Thunder Hawk wells of approximately $8.6 million incurred during the prior quarter and higher revenues quarter over quarter.

Production Facilities revenues increased $2.3 million, or 10%, during the second quarter 2024 compared to the second quarter 2023 primarily due to higher oil and gas production during the second quarter 2024 due to both fields being shut-in for maintenance during portions of the second quarter 2023.  Production Facilities operating income increased $1.3 million during the second quarter 2024 compared to the second quarter 2023 primarily due higher revenues during the second quarter 2024.

Selling, General and Administrative and Other

Share Repurchases

Share repurchases totaled approximately 0.5 million shares for $5.2 million during the second quarter 2024.

Selling, General and Administrative

Selling, general and administrative expenses were $22.3 million, or 6.1% of revenue, during the second quarter 2024 compared to $21.0 million, or 7.0% of revenue, during the prior quarter.  The increase in expenses during the second quarter 2024 was primarily due to higher compensation costs compared to the prior quarter.

Other Income and Expenses

Other expense, net was $0.4 million during the second quarter 2024 compared to $2.2 million during the prior quarter.  Other expense, net during the first quarter 2024 primarily included foreign currency losses related to the approximate 1% depreciation of the British pound on U.S. dollar denominated intercompany debt in our U.K. entities.  The change in the British pound exchange rate during the second quarter 2024 was inconsequential.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration of $10.8 million in the second quarter 2023 related to our acquisition of Alliance and reflected an increase in the fair value during the second quarter 2023 of the estimated earn-out that was paid in April 2024.

Cash Flows

Operating cash flows were $(12.2) million during the second quarter 2024 compared to $64.5 million during the prior quarter and $31.5 million during the second quarter 2023.  Operating cash flows during the second quarter 2024 included $58.3 million related to the Alliance earn-out payment.  Excluding the impact of the earn-out payment, operating cash flows declined during the second quarter 2024 compared to the prior quarter primarily due to working capital outflows during the second quarter 2024 compared to working capital inflows during the prior quarter, offset in part by higher earnings during the second quarter 2024.   Excluding the impact of the earn-out payment, operating cash flows increased during the second quarter 2024 compared to the second quarter 2023 primarily due to higher earnings and lower regulatory certification costs during the second quarter 2024.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $10.7 million during the second quarter 2024 compared to $9.6 million during the prior quarter and $24.2 million during the second quarter 2023.

Capital expenditures, which are included in investing cash flows, totaled $4.0 million during the second quarter 2024 compared to $3.6 million during the prior quarter and $1.3 million during the second quarter 2023.

Free Cash Flow was $(16.2) million during the second quarter 2024 compared to $61.2 million during the prior quarter and $30.2 million during the second quarter 2023.  The decrease in Free Cash Flow in the second quarter 2024 compared to the prior quarter and the second quarter 2023 was due primarily to lower operating cash flows in the second quarter 2024.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $275.1 million on June 30, 2024.  Available capacity under our ABL facility on June 30, 2024, was $95.1 million, resulting in total liquidity of $370.1 million.  Consolidated long-term debt was $318.6 million on June 30, 2024.  Consolidated Net Debt on June 30, 2024, was $43.6 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2024 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference is scheduled for Thursday, July 25, 2024, at 9:00 a.m. Central Time.  Investors and other interested parties wishing to participate in the teleconference should dial 1-800-715-9871 within the United States and 1-646-307-1963 outside the United States.  The passcode is “Staffeldt.”  A live webcast of the teleconference will be available in a listen-only mode on Helix’s website under “For the Investor.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate mergers, acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; future economic conditions or performance; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; results from mergers, acquisitions, joint ventures or similar transactions; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2024	2023	2024	2023

	(unaudited)		(unaudited)

Net revenues	$364,797	$308,817	$661,008	$558,901
Cost of sales	289,311	253,468	565,968	488,368
Gross profit	75,486	55,349	95,040	70,533
Gain (loss) on disposition of assets, net	—	—	(150)	367
Acquisition and integration costs	—	(309)	—	(540)
Change in fair value of contingent consideration	—	(10,828)	—	(14,820)
Selling, general and administrative expenses	(22,293)	(24,007)	(42,973)	(43,638)
Income from operations	53,193	20,205	51,917	11,902
Net interest expense	(5,891)	(4,228)	(11,368)	(8,415)
Losses related to convertible senior notes	—	—	(20,922)	—
Other expense, net	(382)	(5,740)	(2,598)	(2,296)
Royalty income and other	94	175	2,000	2,038
Income before income taxes	47,014	10,412	19,029	3,229
Income tax provision	14,725	3,312	13,027	1,294
Net income	$32,289	$7,100	$6,002	$1,935

Earnings per share of common stock:
Basic	$0.21	$0.05	$0.04	$0.01
Diluted	$0.21	$0.05	$0.04	$0.01

Weighted average common shares outstanding:
Basic	152,234	150,791	152,301	151,275
Diluted	155,024	153,404	155,072	153,873

Comparative Condensed Consolidated Balance Sheets

	June 30, 2024	Dec. 31, 2023
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$275,066	$332,191
Accounts receivable, net	283,636	280,427
Other current assets	65,213	85,223
Total Current Assets	623,915	697,841

Property and equipment, net	1,500,812	1,572,849
Operating lease right-of-use assets	347,608	169,233
Deferred recertification and dry dock costs, net	78,044	71,290
Other assets, net	46,558	44,823
Total Assets	$2,596,937	$2,556,036

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$144,830	$134,552
Accrued liabilities	88,662	203,112
Current maturities of long-term debt	8,965	48,292
Current operating lease liabilities	57,717	62,662
Total Current Liabilities	300,174	448,618

Long-term debt	309,664	313,430
Operating lease liabilities	302,941	116,185
Deferred tax liabilities	120,169	110,555
Other non-current liabilities	67,201	66,248
Shareholders' equity	1,496,788	1,501,000
Total Liabilities and Equity	$2,596,937	$2,556,036

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
(in thousands, unaudited)	6/30/2024	6/30/2023	3/31/2024	6/30/2024	6/30/2023

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$32,289	$7,100	$(26,287)	$6,002	$1,935
Adjustments:
Income tax provision (benefit)	14,725	3,312	(1,698)	13,027	1,294
Net interest expense	5,891	4,228	5,477	11,368	8,415
Other expense, net	382	5,740	2,216	2,598	2,296
Depreciation and amortization	43,471	39,227	46,353	89,824	76,764
EBITDA	96,758	59,607	26,061	122,819	90,704
Adjustments:
(Gain) loss on disposition of assets, net	—	—	150	150	(367)
Acquisition and integration costs	—	309	—	—	540
Change in fair value of contingent consideration	—	10,828	—	—	14,820
General provision (release) for current expected credit losses	137	548	(143)	(6)	689
Losses related to convertible senior notes	—	—	20,922	20,922	—
Adjusted EBITDA	$96,895	$71,292	$46,990	$143,885	$106,386

Free Cash Flow:
Cash flows from operating activities	$(12,164)	$31,501	$64,484	$52,320	$26,109
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(3,989)	(1,255)	(3,242)	(7,231)	(7,555)
Free Cash Flow	$(16,153)	$30,246	$61,242	$45,089	$18,554

Net Debt:
Long-term debt including current maturities	$318,629	$260,968	$318,164	$318,629	$260,968
Less: Cash and cash equivalents and restricted cash	(275,066)	(182,651)	(323,849)	(275,066)	(182,651)
Net Debt	$43,563	$78,317	$(5,685)	$43,563	$78,317